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                                                                    Exhibit 23.2


                    Consent of Independent Public Accountants


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2003, except for Note 6, as to which the date is March 25, 2003 with respect to the December 31, 2002 consolidated financial statements and schedule of Pliant Corporation and to the use of our report dated July 19, 2002 with respect to the March 31, 2002 consolidated financial statements of Decora Industries, Inc. included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-86532) and related Prospectus of Pliant Corporation for the registration of $320,000,000 of 13% senior subordinated notes.

                                            /s/ Ernst & Young LLP


Chicago, Illinois
April 25, 2003